Exhibit 10.1

EXECUTION COPY

AMENDMENT NO. 4 TO SELECTED DEALER AGREEMENT

This Amendment No. 4 (this “Amendment”), dated as of the 28th day of October, 2016 and effective as of January 1, 2017 (the “Effective Date”), is made by and among each of Industrial Property Trust Inc., a Maryland corporation (the “Company”), Dividend Capital Securities LLC, a Colorado limited liability company (the “Dealer Manager”), Industrial Property Advisors LLC, a Delaware limited liability company (the “Advisor”), Industrial Property Advisors Group LLC, a Delaware limited liability company (the “Sponsor”), (collectively, the “Issuer Entities”) and Ameriprise Financial Services, Inc. (“Ameriprise”).

WHEREAS, the Issuer Entities and Ameriprise have entered into a Selected Dealer Agreement dated January 21, 2014, as amended by the Amendment to Selected Dealer Agreement dated January 21, 2014, Amendment No. 2 to Selected Dealer Agreement dated August 28, 2015 and Amendment No. 3 to Selected Dealer Agreement, effective as of April 11, 2016 (the “Selected Dealer Agreement”) that sets forth the understandings and agreements whereby Ameriprise will offer and sell, on a best efforts basis, for the account of the Company, shares (“Shares”) of common stock (the “Common Stock”) of the Company registered pursuant to the Registration Statement and Prospectus filed with the Securities and Exchange Commission, as the same may be amended or supplemented from time to time (the “Offering Documents”); and

WHEREAS, prior to the Effective Date, (i) pursuant to Section 3(d) of the Selected Dealer Agreement (a) the Dealer Manager re-allows to Ameriprise a marketing fee (the “Marketing Fee”) and (b) the Advisor pays or causes to be paid to Ameriprise the amount of any bona fide, itemized, separately invoiced due diligence expenses (the “Due Diligence Expenses”), (ii) pursuant to Section 6(a)(viii) of the Selected Dealer Agreement, the Dealer Manager will pay or cause to be paid, subject to Section 6(d) of the Selected Dealer Agreement, and as mutually agreed upon by the parties to the Selected Dealer Agreement, Ameriprise’s costs of technology associated with the offering, other costs and expenses related to such technology costs, and the facilitation of the marketing of the Shares and the ownership of such Shares by Ameriprise’s customers, including fees to attend Company-sponsored conferences (the “Distribution Expenses”), and (iii) pursuant to Section 6(b) of the Selected Dealer Agreement, the Company may reimburse Ameriprise to the extent that Ameriprise’s compliance with an Ad Hoc Request (as defined in Section 6(b) of the Selected Dealer Agreement) would cause Ameriprise to incur additional material expenses, in which case the Company and Ameriprise will mutually agree as to the payment of such expenses between the parties (the “Ad Hoc Request Expenses” and, collectively with the Marketing Fee, the Due Diligence Expenses, and the Distribution Expenses, the “Cost Reimbursement Compensation”); and

WHEREAS, American Enterprise Investment Services Inc. (“AEIS”) , an SEC registered broker-dealer and FINRA member (CRD # 26506) is an affiliate of Ameriprise and provides clearing and related services solely and exclusively for Ameriprise;

WHEREAS, the Company and AEIS are parties to that certain Alternative Investment Product Networking Services Agreement, dated December 17, 2013 as amended, pursuant to which the broker-controlled accounts of Ameriprise’s customers that invest in the Company will be processed and serviced; and

WHEREAS, Ameriprise intends to migrate its cost reimbursement-related operations to AEIS as of the Effective Date, and thereafter AEIS shall provide such services to Ameriprise and financial advisors affiliated with Ameriprise.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Issuer Entities and Ameriprise agree as follows:

1. As of the Effective Date, the Dealer Manager shall cease paying the Cost Reimbursement Compensation to Ameriprise and shall have no further obligation to pay the Cost Reimbursement Compensation to Ameriprise, other than those amounts incurred prior to the Effective Date.

2. As of the Effective Date and continuing thereafter, AEIS will perform, for the benefit of the stockholders of the Company who are clients of Ameriprise, certain broker-dealer services including, but not limited to, distribution, marketing, administration and stockholder servicing support (the “Cost Reimbursement Services”), which were previously performed by Ameriprise under the Selected Dealer Agreement. Cost Reimbursement Services performed by AEIS will further include product due diligence, training and education, and other support-related functions. These Cost Reimbursement Services will be performed at AEIS by associated persons of AEIS.

3. As of the Effective Date and continuing thereafter, in consideration of the Cost Reimbursement Services to be provided by AEIS, (i) the Marketing Fee shall be re-allowed directly to AEIS by the Dealer Manager, (ii) the amount of any Due Diligence Expenses shall be paid by the Advisor directly to or on behalf of AEIS (as directed by AEIS), (iii) the Dealer Manager shall pay or cause to be paid directly to AEIS the amount of any Distribution Expenses incurred by AEIS and (iv) the Company shall pay or cause to be paid directly to AEIS the amount of any Ad Hoc Request Expenses incurred by AEIS, in each case pursuant to the terms of a separate, mutually agreeable, Cost Reimbursement Agreement between the Issuer Entities and AEIS, substantially in the form of Exhibit A hereto (the “Cost Reimbursement Agreement”).

The Issuer Entities and Ameriprise specifically acknowledge and agree that the payments described in clauses (i), (iii) and (iv) of this Section 3 shall be remitted directly to AEIS, and the payment of Due Diligence Expenses in clause (ii) of this Section 3 shall be remitted directly to or on behalf of AEIS (as directed by AEIS), in each case separate and apart from the Selling Commissions (as defined in the Selected Dealer Agreement) and distribution fees (the “Distribution Fees”) payable to Ameriprise under Section 3(d) of the Selected Dealer Agreement. For the avoidance of doubt, the Issuer Entities acknowledge and agree that such payment of Cost Reimbursement Compensation to AEIS shall not be paid as a ‘pass-through’ to Ameriprise for payment to AEIS.

4. The Issuer Entities and Ameriprise acknowledge and agree that the Cost Reimbursement Compensation shall not be paid to Ameriprise on and after the Effective Date, other than those amounts incurred prior to the Effective Date and (ii) all Selling Commissions and Distribution Fees payable to Ameriprise pursuant to Section 3(d) of the Selected Dealer Agreement on an after the Effective Date shall continue to be remitted directly to Ameriprise pursuant to the terms of the Selected Dealer Agreement.

5. The Issuer Entities and Ameriprise acknowledge and agree that the total compensation paid to Ameriprise and AEIS by the Issuer Entities in connection with the Offering pursuant to the Selected Dealer Agreement as amended by this Amendment and the Cost Reimbursement Agreement shall not exceed the limitations prescribed by FINRA, including the 10% limitation prescribed by FINRA Rule 2310 on compensation of participating broker-dealers, which is calculated with respect to the gross proceeds from sales of Shares by Ameriprise (except for Shares sold pursuant to the DRIP). The Company, the Dealer Manager and Ameriprise agree to monitor the payment of all fees and expense reimbursements to assure that FINRA limitations are not exceeded. Accordingly, if at any time the Company determines in good faith that any payment to Ameriprise pursuant to the Selected Dealer Agreement as amended by this Amendment and/or any payment to AEIS pursuant to the Cost Reimbursement Agreement could result in a violation of the applicable FINRA regulations, the Company or the Dealer Manager shall promptly notify Ameriprise, and the Company, the Dealer Manager and Ameriprise agree to cooperate with each other to implement such measures as they determine are necessary to ensure continued compliance with applicable FINRA regulations. However, nothing in this Amendment shall relieve Ameriprise of its obligations to comply with FINRA Rule 2310.

6. The Issuer Entities and Ameriprise acknowledge and agree that on and after the Effective Date, the representations, warranties and covenants made to Ameriprise under Section 2(ll) of the Selected Dealer Agreement shall be of no further force and effect and the Company shall not be required under Section 2(ll) of the Selected Dealer Agreement to notify Ameriprise of or deliver to Ameriprise any documents or other information. On and after the Effective Date, pursuant to the Cost Reimbursement Agreement, the representations, warranties and covenants made by the Issuer Entities under Section 2(ll) of the Selected Dealer Agreement (before it was amended by this Amendment) shall be made to AEIS. For the avoidance of doubt, subject to AEIS’s execution and delivery to the Company and the Independent Valuation Firm (as defined in Section 2(ll) of the Selected Dealer Agreement) of an access and confidentiality agreement, substantially in the form attached to the Selected Dealer Agreement as Exhibit D, AEIS shall be permitted to share any documents and other information provided to it pursuant to Section 2(ll) of the Selected Dealer Agreement with Ameriprise, and, following the Company’s disclosure of the valuation in the SEC Disclosure Documents (as defined in Section 2(ll) of the Selected Dealer Agreement), and subject to the fair disclosure requirements of Regulation FD and to the provisions of any non-disclosure agreement between AEIS and the Independent Valuation Firm, nothing shall preclude Ameriprise from providing the name of the Independent Valuation Firm and/or a summary of its review to its clients and/or its financial advisors.

7. Section 7 of the Selected Dealer Agreement is hereby amended such that on and after the Effective Date, any document required to be delivered to Ameriprise under Section 7 shall be required to be delivered to both Ameriprise and AEIS.

8. Section 8(d) of the Selected Dealer Agreement is hereby superseded and replaced with the following:

d) Contribution. Subject to the limitations and exceptions set forth in Section 8(a) hereof and in order to provide for just and equitable contribution where the indemnification provided for in this Section 8 is unavailable to or insufficient to hold harmless an indemnified party under subsection (a) or (b) above in respect of any losses, liabilities, claims, damages or expenses (or actions in respect thereof) referred to therein (collectively, “Losses”), except by reason of the terms thereof, the Issuer Entities on the one hand and Ameriprise on the other shall contribute to the amount paid or payable by such indemnified party as a result of such Losses (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by each of the Issuer Entities, on the one hand, and Ameriprise on the other from the Offering based on the public offering price of the Shares sold and the Selling Commissions, Distribution Fees and Cost Reimbursement Compensation received by Ameriprise and/or AEIS with respect to such Shares sold. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law, then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits referred to above but also the relative fault of the Issuer Entities, on the one hand and Ameriprise on the other in connection with the statements or omissions which resulted in such Losses (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Issuer Entities, on the one hand and Ameriprise on the other shall be deemed to be in the same proportion as (a) the sum of (i) the aggregate net compensation retained by the Issuer Entities and their affiliates for the purchase of Shares sold by Ameriprise and (ii) total proceeds from the Offering (net of the Selling Commissions, Distribution Fees and Cost Reimbursement Compensation paid to Ameriprise and/or AEIS but before deducting expenses) received by the Company from the sale of Shares by Ameriprise bears to (b) the Selling Commissions, Distribution Fees and Cost Reimbursement Compensation retained by Ameriprise and/or AEIS. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by an Issuer Entity, on the one hand or Ameriprise on the other. The Issuer Entities agree with Ameriprise that it would not be just and equitable if contribution pursuant to this subsection (d) were determined by pro rata allocation, or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection (d). The amount paid or payable by an indemnified party as a result of the Losses referred to above in this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this subsection (d), Ameriprise shall not be required to contribute any amount in excess of the amount by which the total price at which the Shares subscribed for through Ameriprise were offered to the subscribers exceeds the amount of any damages which Ameriprise has otherwise been required to pay by reason of any such untrue or alleged untrue statement or omission or alleged omission. Further, in no event shall the amount of Ameriprise’s contribution to the liability exceed the aggregate Selling Commissions, Distribution Fees, Cost Reimbursement Compensation and any other compensation retained by Ameriprise and/or AEIS from the proceeds of the Offering.

No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act or Section 10(b) of the Exchange Act, as amended) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section, any person that controls Ameriprise within the meaning of Section 15 of the Securities Act shall have the same right to contribution as Ameriprise, and each person who controls the Company within the meaning of Section 15 of the Securities Act shall have the same right to contribution as the Company.

9. Except as set forth in this Amendment, all of the provisions of the Selected Dealer Agreement shall continue in full force and effect in accordance with their terms.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have hereto executed this Agreement as of the date first above written.

INDUSTRIAL PROPERTY TRUST INC.

By:	/s/ Thomas G. McGonagle
Name: Thomas G. McGonagle
Title: Chief Financial Officer

DIVIDEND CAPITAL SECURITIES LLC

By:	/s/ Charles Murray
Name: Charles Murray
Title: President

INDUSTRIAL PROPERTY ADVISORS LLC

By:	/s/ Evan H. Zucker
Name: Evan H. Zucker
Title: Manager

INDUSTRIAL PROPERTY ADVISORS GROUP LLC

By:	/s/ Evan H. Zucker
Name: Evan H. Zucker
Title: Manager

AMERIPRISE FINANCIAL SERVICES, INC.

By:	/s/ Frank A. McCarthy
Name: Frank A. McCarthy
Title: Senior Vice President and General Manager